SEWARD & KISSEL LLP
1200 G STREET, N.W.
WASHINGTON, D.C. 20005

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

December 29, 2011

Aegis Value Fund, Inc.
1100 North Glebe Road
Suite 1040
Arlington, Virginia 22201

Ladies and Gentlemen:

We have acted as counsel to Aegis Value Fund, Inc. (the “Company”), a Maryland corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of common stock of the Company, par value $.001 per share.  The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel to the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2011 (as so amended, the “Registration Statement”) in which this letter will be included as an exhibit.  We have examined the Charter and By-laws of the Company and have relied upon such corporate records of the Company and such other documents, including certificates as to factual matters, as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the shares of common stock of the Company to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement

Very truly yours,

/s/ Seward & Kissel LLP